Monday March 9, 12:01 pm Eastern Time

Company Press Release

Oryx Sells Power Products Subsidiary and Instruments
Division

FREMONT, Calif.--(BUSINESS WIRE)--March 9, 1998--Oryx Technology Corp. (NASDAQ:ORYX - news) today announced that it has signed definitive agreements to sell its Oryx Power Products business and 80% of Oryx Instruments & Materials Corporation (I&M), as part of its overall restructuring efforts.

The Power Products subsidiary was purchased by Todd Products Corp., a leading designer and manufacturer of switching power supplies located in Long Island, N.Y. Upon closing, Oryx will receive a $2 million cash payment. Thereafter, based on certain performance criteria over a 14-month period, Oryx potentially will receive an additional payout of $4 million. Todd Products will assume certain liabilities of the business. Further terms were not disclosed.

For the fiscal year ended Feb. 28, 1998, the Power Products subsidiary, which designs, manufactures, and markets custom and standard AC/DC switching power supplies and high density DC/DC power conversion products for various electronics products, and provides contract manufacturing services, lost approximately $3.7 million on revenues of approximately $10 million.

Oryx also announced that it has completed the sale of 80% of its I&M subsidiary, a manufacturer of process monitoring and simulation instrumentation for the rigid disk and semiconductor industries, to a private investor group. Current management will continue to run I&M under the new ownership. Oryx will retain a seat on the Board of Directors.

Prior to the sale, Oryx separated the Materials portion of I&M and consolidated those operations with Oryx's SurgX subsidiary. For the fiscal year ended Feb. 28, 1998, the Materials portion of I&M earned approximately $1.7 million on revenues of approximately $5.0 million.

Oryx Technology Corp., the parent company, expects to report final financial results for the fiscal year ended Feb. 28, 1998 on May 28, 1998.

Commenting on these transactions, Phil Micciche, president and Chief Executive Officer of Oryx said, ``With the successful completion of these deals, the sale of a portion of our holdings in DAS Devices, Inc., and other recent licensing and matching funds agreements, we will have raised cash, notes, cash equivalents, and other assets of approximately $7 million since last August. Clearly, we are very pleased with the progress we have made to raise the necessary funds to invest in further development of our SurgX ESD surge protection technology.

``To date, this technology has received high marks from our corporate manufacturing partners, and we are very excited about our potential opportunity in the $1 billion electrostatic discharge protection devices market. Our corporate resources can now be used to accelerate SurgX time-to-market. Based on current estimates, we expect to benefit from the commercialization of this product by calendar year-end.''

About the Companies

Oryx Technology Corp. is an advanced materials technology company focusing on surge protection technology and specialized materials. Its proprietary SurgX technology provides board test and integrated circuit level protection against electrostatic discharge. The company also manufactures specialized materials products based on its patented Intragene system for joining engineering materials.

The company's customers include key OEM's in the fast growing information industry including: Bussmann and Seagate. Oryx's common stock trades on the NASDAQ Small Cap Issues Market under the symbol ORYX.

Todd Products Corp.

Founded in 1968 and headquartered in Brentwood, N.Y., Todd Products Corp. is a leading designer and manufacturer of standard, modified standard, custom and value-added switching power supplies for the Electronic Equipment Market (EOEM). These power supplies are used in a wide variety of Original Equipment Manufacturer (OEM) applications.

Market segments include telecommunication, computer, medical, bus systems, and control instrumentation/test systems. Todd's products range is one of the broadest available, with single and multiple outputs, from 150 watts to 1500 watts.

Forward-Looking Statements

Certain matters discussed in this release are forward-looking and involve a number of risks and uncertainties. The company's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in ``Risk Factors'' and ``Management's Discussion and Analysis'' in the company's form 10-KSB, as amended, filed for the fiscal year ended Feb. 28, 1997 with the Securities and Exchange Commission and various other filings.

Among the factors that could cause actual results to differ materially are the following: changes in customer commitments, maintenance of gross margin levels, market acceptance of new products both technically and commercially, successful product development efforts, inability to pass on price increase to customers, unavailability of products, management of cost controls and cash resources, need for additional financing, and strong competition.

For more information of Oryx via fax, at no cost, dial 1-800/PRO-INFO, ticker symbol ORYX.